As filed with the Securities and Exchange Commission on February 28, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMITH MICRO SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0029027
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

51 Columbia

Aliso Viejo, CA 92656

(949) 362-5800

(Address of principal executive offices)

Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan

(Full title of the Plan(s))

William W. Smith, Jr.

President and Chief Executive Officer

Smith Micro Software, Inc.

51 Columbia

Aliso Viejo, CA 92656

(949) 362-5800

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Allen Z. Sussman, Esq.

Reed Smith LLP

355 South Grand Ave.

Suite 2900

Los Angeles, CA 90071

(213) 457-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, $.001 par value per share	3,000,000 shares(2)	$2.36	$7,080,000	$811.37

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
(2)	Represents additional shares of Common Stock authorized to be issued under the Registrant’s Amended and Restated 2005 Stock Option/Stock Issuance Plan (the “Plan”). Shares available for issuance under the Plan were previously registered on Registration Statements on Form S-8 filed with the Securities and Exchange Commission on October 19, 2005 (File No. 333-129132) and February 13, 2008 (File No. 333-149222).
(3)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Market on February 22, 2012.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 3,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of Smith Micro Software, Inc. issuable under the Smith Micro Software, Inc. 2005 Stock Option/Stock Issuance Plan (the “Plan”). Shares of the Plan were initially registered under that Registration Statement on Form S-8, File No. 333-129132, filed with the Securities and Exchange Commission (the “SEC”) on October 19, 2005, the contents of which are hereby incorporated by reference. Additional shares of the Plan were registered pursuant to that Registration Statement on Form S-8, File No. 333-149222, filed with the SEC on February 13, 2008, the contents of which are hereby incorporated by reference. The terms of the Plan provide for an annual increase in the number of shares of Common Stock authorized for issuance under the Plan, effective as of the first trading day in January during the term of the Plan beginning in 2008, equal to 2.5% of the number of shares outstanding on the last trading day of the prior year but not more than 750,000 additional shares in any such annual increase. Under these provisions, 3,000,000 shares of Common Stock were added to the Plan since the filing of the last Registration Statement for the Plan, which shares are being registered under this Registration Statement.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Smith Micro Software, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference herein:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 27, 2012.

2.	The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-26536), filed by the Registrant on July 31, 1995, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

5.1	Opinion of Reed Smith LLP

10.7	Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-8, File No. 333-149222, filed by the Registrant on February 13, 2008).

23.1	Consent of Reed Smith LLP (contained in Exhibit 5.1)

23.2	Consent of SingerLewak LLP

24.1	Power of Attorney (see Signature Page)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of the expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant, Smith Micro Software, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on February 27, 2012.

SMITH MICRO SOFTWARE, INC.

By:	/s/ William W. Smith, Jr.
William W. Smith, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William W. Smith, Jr. and Andrew C. Schmidt, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William W. Smith, Jr. William W. Smith, Jr.	President, Chief Executive Officer and Chairman (principal executive officer)	February 27, 2012

/s/ Andrew C. Schmidt Andrew C. Schmidt	Chief Financial Officer (principal financial and accounting officer)	February 27, 2012

/s/ Andrew Arno Andrew Arno	Director	February 27, 2012

/s/ Thomas G. Campbell Thomas G. Campbell	Director	February 27, 2012

/s/ Samuel Gulko Samuel Gulko	Director	February 27, 2012

/s/ Gregory J. Szabo Gregory J. Szabo	Director	February 27, 2012

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Reed Smith LLP

10.7	Smith Micro Software, Inc. Amended and Restated 2005 Stock Option/Stock Issuance Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-8, File No. 333-149222, filed by the Registrant on February 13, 2008).

23.1	Consent of Reed Smith LLP (contained in Exhibit 5.1)

23.2	Consent of SingerLewak LLP

24.1	Power of Attorney (see Signature Page)